Comdisco, Inc. and Subsidiaries                                    Exhibit 11.00

COMPUTATION OF EARNINGS PER SHARE
(in millions except per share data)


Average shares used in computing earnings per common and common equivalent share were as follows:


                                                        1997     1996     1995     1994     1993
                                                       -----    -----    -----    -----    -----

Average shares issued ..............................     110      108      107      107      107
Effect of dilutive options .........................       5        5        3        1       --
Treasury stock .....................................     (36)     (33)     (27)     (21)     (17)
                                                       -----    -----    -----    -----    -----
  Total ............................................      79       80       83       87       90
                                                       =====    =====    =====    =====    =====

Earnings from continuing
  operations before cumulative effect of
  change in   accounting principle, net of
   preferred dividends .............................   $ 203    $ 106    $  96    $  44    $  80
Loss from discontinued operations
  (net of income taxes) ............................      --       --       --       --      (20)
Cumulative effect of change in
   accounting principle ............................      --       --       --       --       20
                                                       -----    -----    -----    -----    -----
Net earnings  to common stockholders ...............   $ 203    $ 106    $  96    $  44    $  80
                                                       =====    =====    =====    =====    =====

Net earnings per common and common equivalent share:
  Earnings from continuing  operations .............   $1.56    $1.33    $1.15    $ .51    $ .87
  Loss from discontinued operations ................      --       --       --       --     (.22)
  Cumulative effect of change in
     accounting principle ..........................      --       --       --       --      .22
                                                       -----    -----    -----    -----    -----
     Net earnings to common  stockholders ..........   $1.56    $1.33    $1.15    $ .51    $ .87
                                                       =====    =====    =====    =====    =====



On May 5, 1997, the Board of Directors authorized a three-for-two split of the Company's common stock to be distributed on June 16, 1997, to holders of record on May 23, 1997. All data with respect to earnings per common share, dividends per common share, and weighted average number of common shares outstanding has been retroactively adjusted to reflect the three-for-two split.